Independent Director Election Results

On December 11, 2008, the Board of Directors of the Federal Home Loan Bank of Des Moines certified the results of the 2008 Independent Director Election. Paula R. Meyer, Principal of Paula R. Meyer Consulting, and John F. Kennedy, Sr., Senior Vice President and CFO of St. Louis Equity Fund, Inc., were both elected to four-year independent directorship terms. Ms. Meyer and Mr. Kennedy’s terms will begin on January 1, 2009.

Ms. Meyer has more than 25 years experience in the financial services industry. During her professional career she has developed expertise in the areas of financial management, organizational management, and risk management practices, which have proven valuable to the FHLB Des Moines Board.

Mr. Kennedy will serve as one of the Bank’s two public interest directors, and contributes experience representing community interests in banking services, credit needs, and housing. Mr. Kennedy is a certified public accountant.

The current terms of directors Paula R. Meyer and John F. Kennedy, Sr. will expire on December 31, 2008. Both directors have served as FHLB Des Moines directors since May 14, 2007.

The official results of the FHLB Des Moines 2008 Independent Director Election are as follows:

Of the 1,243 institutions eligible to vote in the Bank’s district, 281 voted. The number of eligible votes for each open directorship was 7,371,844. John F. Kennedy received 2,234,433 votes, which constitutes 30% of those eligible to be cast. Paula R. Meyer received 2,420,727 votes, which constitutes 33% of those eligible to be cast.